Exhibit 99.1

BIONIK Laboratories Reports First Quarter Financial Results

BOSTON – August 10, 2022 -- BIONIK Laboratories Corp. (OTC Pink: BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for the first quarter of fiscal year 2023, ended June 30, 2022.

First Quarter FY 2023 Highlights

●	BIONIK’s sales pipeline remains at the highest levels in corporate history.

●	Began working on an at-home therapy web app, an extension of our InMotion device, designed to replicate its ability to facilitate therapy and collect accurate motion data in a patient’s home.

•	Revenue was $0.2 million for the first quarter of fiscal 2023 compared to $0.7 million for the first quarter of fiscal 2022, a decrease of 64%, primarily due to two units sold in the current period compared to five units sold in the prior year period.

●	On a GAAP basis, total operating expenses increased 15% to $1.5 million, primarily due to ongoing increases in sales and marketing and R&D investments, partially offset by a decrease in general and administrative expenses.

●	On a GAAP basis, the net loss was $1.4 million, or $(0.20) per diluted share, for the first quarter of fiscal 2023, compared to a net loss of $0.5 million, or $(0.08) per diluted share, for the first quarter of fiscal 2022. On a Non-GAAP basis, the net loss was $1.3 million, or $(0.19) per diluted share, for the first quarter of fiscal 2023, compared to a net loss of $0.8 million, or $(0.14) per diluted share, for the first quarter of fiscal 2022.

•	In early June, the Company raised $0.5 million in new capital from existing investors. Cash and equivalents totaled $1.3 million at June 30, 2022.

Rich Russo, Chief Financial Officer and Interim Chief Executive Officer, commented, “Bionik is starting fiscal 2023 with a good first quarter; we shipped two units, one more than the fourth quarter of fiscal 2022 and with our strong pipeline, we believe that we are poised to ship more units in fiscal 2023 than we shipped last year. At the same time, we are continuing to invest in targeted sales and marketing initiatives to expand our distribution channels and commercial footprint in the U.S. and internationally while also controlling non-revenue related expenses. During the first quarter, we raised $0.5 million from existing investors, underscoring their confidence in Bionik’s outlook for growth and enabling us to explore various strategic growth initiatives.”

First Quarter FY 2023 Financial Results

Total revenue for the first quarter was $0.2 million compared with $0.7 million in the first quarter of fiscal 2022. Two units were sold in the current first quarter period compared to five units sold in the year ago period. Subscription revenue increased by 14% and active subscriptions now total 28.

Gross profit was $0.2 million, a decrease of 69% from $0.5 million in the first quarter of fiscal 2022. The gross margin was 69% compared to 81% in the prior year period. The decrease was due to less units sold in the current period as well as the sale of certain demonstration inventory in the year ago period, which carry a higher margin.

Total operating expenses were $1.5 million, an increase of 15%, compared to $1.3 million in the first quarter of fiscal 2022. Sales and marketing expenses increased by 71% to $0.6 million for the current period, primarily due to continued investments in commercial and marketing initiatives. Research and development expenses increased 109% to $0.4 million due to increases related to our collaboration with Bitstrapped, a Google-cloud platform partner, on our at home therapy web app to facilitate therapy and collect accurate motion data in a patient’s home. General and administrative expenses decreased by 28% to $0.6 million resulting from a focus on cost containment.

The net loss was $1.4 million, or ($0.20) per diluted share, compared to a net loss of $0.5 million, or ($0.08) per diluted share, in the same period for fiscal 2022. Weighted average basic and diluted shares outstanding were 6,879,554 and 5,701,815 for the first quarter of fiscal year 2023 and 2022, respectively.

On a non-GAAP basis, excluding share-based compensation expense, foreign exchange loss and costs associated with the amortization of intangibles and the extinguishment of debt in the prior period, the first quarter net loss was $1.3 million, or ($0.19) per diluted share, compared with a net loss of $0.8 million, or ($0.14) per diluted share, in the same period for fiscal 2022.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development and sales of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley Willis

FischTank PR

ashley@fischtankpr.com

Investor Relations Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

646.863.6341

BIONIK Laboratories Corp.

Condensed Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	June 30, 2022	March 31, 2022
	(Audited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$1,328,777	$1,991,377
Accounts receivable	118,963	274,844
Prepaid expenses and other current assets	1,056,152	1,127,362
Inventories	1,419,207	1,191,020
Total current assets	3,923,099	4,584,603
Equipment, net	79,889	91,234
Total assets	$4,002,988	$4,675,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$426,582	$305,095
Accrued liabilities	1,018,606	873,030
Current portion of deferred revenue	246,792	313,854
Total current liabilities	1,691,980	1,491,979
Convertible notes	503,467	-
Deferred revenue, net of current portion	210,896	256,646
Total liabilities	2,406,343	1,748,625
Total stockholders’ equity	1,596,645	2,927,212
Total liabilities and stockholders’ equity	$4,002,988	$4,675,837

BIONIK Laboratories Corp.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended June 30,
	2022	2021
Revenues, net	$242,829	$671,283
Cost of revenues	75,181	130,506
Gross Profit	167,648	540,777

Operating expenses
Sales and marketing	562,110	329,474
Research and development	378,105	180,967
General and administrative	600,733	832,221
Total operating expenses	1,540,948	1,342,662

Loss from operations	(1,373,300)	(801,885)
Interest expense, net	4,824	102,296
Other expense (income), net	6,010	(453,269)
Total other expense (income)	10,834	(350,973)
Net loss	$(1,384,134)	$(450,912)
Loss per share - basic and diluted	$(0.20)	$(0.08)
Weighted average number of shares outstanding – basic and diluted	6,879,554	5,701,815

To supplement our consolidated financial statements presented in accordance with GAAP, BIONIK uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization of intangible assets acquired, share-based compensation expense, extinguishment of existing debt, as well as unrealized foreign exchange gains or losses for the three months ended June 30, 2022, and 2021. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

BIONIK’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. BIONIK believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing BIONIK’s performance and when planning, forecasting and analyzing future periods. BIONIK also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to BIONIK’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended June 30,
	2022	2021
Loss from operations	$(1,373,300)	$(801,885)
Non-GAAP adjustments to loss from operations:
Share-based compensation expense	52,280	94,544
Costs associated with amortization of intangibles	-	19,633
Total Non-GAAP adjustments to loss from operations	52,280	114,177
Non-GAAP loss from operations	$(1,321,020)	$(687,708)

	Three Months Ended June 30,
	2022	2021
Net loss	$(1,384,134)	$(450,912)
Non-GAAP adjustments to net loss:
Share based compensation expense	52,280	94,544
Costs associated with amortization of intangibles	-	19,633
Extinguishment of debt	-	(459,912)
Foreign exchange loss	6,010	6,643
Total Non-GAAP adjustments to net loss	58,290	(339,092)
Non-GAAP net loss	$(1,325,844)	$(790,004)

	Three Months Ended June 30,
	2022	2021
Diluted net loss per share	$(0.20)	$(0.08)
Share-based compensation expense	0.01	0.02
Costs associated with amortization of intangibles	0.00	0.00
Extinguishment of debt	0.00	(0.08)
Foreign exchange loss	0.00	0.00
Total Non-GAAP adjustments to net loss	0.01	(0.06)
Non-GAAP diluted net loss per share	$(0.19)	$(0.14)
Weighted average shares used to compute GAAP diluted net loss per share	6,879,554	5,701,815
Weighted average shares used to compute Non-GAAP diluted net loss per share	6,879,554	5,701,815